Exhibit (i)

November 27, 2024

Viking Mutual Funds

1 North Main Street

Minot, ND 58703

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 54 to the Registration Statement, File Nos. 333-77993 and 811-09277 (the “Registration Statement”), of Viking Mutual Funds (the “Trust”).

We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the applicable Post-Effective Amendment is effective for purposes of applicable federal and state securities laws, the shares of each series listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 54 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

JMS/PBS

EXHIBIT A

1.       Kansas Municipal Fund

2.       Maine Municipal Fund

3.       Nebraska Municipal Fund

4.       Oklahoma Municipal Fund

5.       Viking Tax-Free Fund for Montana

6.       Viking Tax-Free Fund for North Dakota